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                                                                      Exhibit 21

                          OptiCare Health Systems, Inc.
                              List of Subsidiaries
                             As of February 28, 2003



The following companies are doing business under the trade name OptiCare:


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
                                                                              PERCENT DIRECTLY OR INDIRECTLY
                                                                                         OWNED BY
                                                            STATE OF          OPTICARE HEALTH SYSTEMS, INC.
                     SUBSIDIARY                          INCORPORATION
PrimeVision Health, Inc.                                       DE                          100

OptiCare Vision Insurance Company, Inc.                        SC                          100

OptiCare Systems L.L.C.                                        FL                          100

OptiCare Eye Health Network L.L.C.                             NC                          100

OptiCare IPA of New York, Inc.                                 NY                          100

PrimeVision of North Carolina, Inc.                            NC                          100

OptiCare Eye Health Centers, Inc.                              CT                          100

Accountable Eye Care Associates, Inc.                          CA                          100

Georgia Eye Care, Inc.                                         GA                           51

AECC Total Vision Health Plan of Texas, Inc.                   TX                          100

OptiCare Acquisition Corp.                                     NY                          100
